AMENDMENT SIX
to the
MATTEL, INC. PERSONAL INVESTMENT PLAN

THIS AMENDMENT SIX (this “Amendment”) is executed this 20th day of October, 2016, by Mattel, Inc., a Delaware corporation (the “Company”).
Statement of Purpose
The Company maintains the Mattel, Inc. Personal Investment Plan (the “Plan”) as amended and restated effective as of January 1, 2013, as amended. The Company desires to amend the Plan to (i) include provisions applicable to employees affected by recent acquisitions, (ii) include provisions related to the Company Automatic Contribution in effect prior to the change effective July 6, 2015 for historical purposes and to clarify eligibility for the Company Automatic Contribution, (iii) delete provisions requiring full payment of remaining installments in the year a participant reaches age 70-1/2, and (iv) revise the forms of distribution to add a new form of distribution and expand the partial distribution option. In Article XVI of the Plan, the Company has reserved the right to amend the Plan in whole or in part.
NOW, THEREFORE, the Company does hereby declare that the Plan is amended effective as of January 1, 2016, as follows:
1.    The following sentence shall be added to the end of Section 2.33 (Participating Company):
“Until otherwise determined by the Company, Sproutling, Inc. will not be a Participating Company under the Plan and employees of Sproutling, Inc. will not be eligible to participate in the Plan.”
2.    The following sentence shall be added to the end of Section 2.44(f) (Year of Service):
“Service performed by a Participant for Fuhu, Inc. shall not be taken into account for any purposes under the Plan.”
3.    Section 6.1(a) shall be deleted in its entirety and replaced with the following:
“(a)    Company Automatic Contributions
(i)    On and after July 6, 2015. In the case of a Participating Company, for each pay period of each Plan Year commencing on and after July 6, 2015 (including Employees of Fisher-Price Inc.), an amount to the Participant’s Company Contributions Account equal to a percentage of the Participant’s Compensation during such pay period according to the Participant’s attained age as of the last day of the preceding month, as follows:
Age as of Last Day
of Preceding Month    Percentage of Compensation
Under 40    3%
40 – 44    4%
45 – 49    5%
50 – 54    6%
55+    7%
(ii)    Prior to July 6, 2015. In the case of a Participating Company other than Fisher-Price, Inc. (except as provided below with regard to former Kransco employees), for each month of each Plan Year commencing on and after April 1, 1997 (July 1, 2003 for Employees of the American Girl, Inc. Participating Company) and prior to July 6, 2015, an amount to the Participant’s Company Contributions Account equal to a percentage of the Participant’s Compensation during such month according to the Participant’s attained age as of the last day of the preceding month, as follows:
Age as of Last Day
of Preceding Month    Percentage of Compensation
Under 30    3%
30 – 39    4%
40 – 44    5%
45 – 49    6%
50 – 54    7%
55+    8%
Individuals who were employees of Kransco at the time the Company acquired Kransco and who worked at the Fort Wayne location or worked remotely and reported into the Fort Wayne location and who participate in the Plan in accordance with Article III are eligible for Company Automatic Contributions in accordance with this Section if employed by any Participating Company.
Notwithstanding the foregoing, effective on and after January 1, 2012, an Eligible Employee of Fisher Price Inc. who is not permitted to participate in the Fisher Price Pension Plan (or any successor plan) on or after January 1, 2012 due to the freezing of participation under that plan, shall be eligible to receive a Company Contribution allocation in accordance with this Section 6.1(a) which contribution shall be allocated to Participant Accounts as soon as administratively practicable following the end of the month for which such Company Contribution is due. An Eligible Employee of Fisher Price Inc. who is eligible to receive Company Contributions as of January 1, 2012 and whose hire date is between July 2, 2010 and December 31, 2011 shall receive a Company Contribution allocation no later than March 31, 2012 equal to the sum of the monthly Company Contributions that would have been earned from the date such Eligible Employee became a Participant in the Plan through December 31, 2011 if such Participant had been eligible to receive Company Contributions for such period, adjusted for interest at a rate of 4% per annum from the date the Company Contribution would have been allocated to the Participant’s Account to the date the Company Contribution is actually allocated to the Participant’s Account.”
4.    The last sentence of Section 8.7(c) shall be deleted and replaced with the following:
“All such installments shall be paid in cash.”
5.    Section 8.7(d) shall be deleted in its entirety and replaced with the following:
“(d)    Partial Distributions. A Participant may elect to receive a distribution of the portion of the Participant’s Distributable Benefit attributable to Roth Contributions at a different time than the portion of such Participant’s Distributable Benefit not attributable to Roth Contributions. Effective on and after January 1, 2016, a Participant may elect to receive a partial distribution of any portion of the Participant’s Distributable Benefit, including separate elections applicable to the portion of a Distributable Benefit attributable to Roth Contributions and the portion of a Distributable Benefit attributable to non-Roth Contributions. The Committee, or its delegate, may adopt a policy regarding partial distributions imposing a reasonable minimum distribution amount, frequency limitations or other reasonable administrative conditions; provided that, former participants in The MEGA Brands America, Inc. 401(k) Savings Plan are not limited in the number of partial distributions they may elect in any calendar year under the Plan.”
6.    The following new Section 8.7(e) shall be added to the Plan:
“(e)    Managed Distributions. Effective as of January 1, 2016 and subject to the minimum distribution provisions of Section 8.2(c), a Participant may elect to receive a distribution of the Participant’s Distributable Benefit under a managed account distribution option that seeks to provide monthly installment payments intended to last for the Participant’s lifetime. The managed account distribution option shall require the Participant to enroll in professional investment management of the Participant’s account by an Investment Manager appointed by the Committee.”
7.    Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on the day and year first above written, effective as of January 1, 2016.

MATTEL, INC.
By:	/s/ Richard R. Gros
Executive Vice President Chief Human Resources Officer